EXHIBIT 2.2(c)


                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

         This Second Amendment to Stock Purchase Agreement ("Second Amendment") is entered into as of November 18, 1994, by and between Continental Homes Holding Corp., a Delaware corporation ("Buyer") and the individuals set forth in Exhibit "A" hereto (collectively and severally "Seller").

                                   RECITALS:

         A. Pursuant to that Stock Purchase Agreement dated as of November 2, 1994, by and between Buyer and Seller, Buyer agreed to buy, and Seller agree to sell, all of the issued and outstanding capital stock of Heftler Realty Co., a Florida corporation ("Company"), under the terms and subject to the conditions set forth therein (the "Stock Purchase Agreement") as amended by Amendment to Stock Purchase Agreement dated November 18, 1994 (the "Amendment"). Capitalized terms used therein which are defined in the Stock Purchase Agreement shall have the respective meaning set forth in the Stock Purchase Agreement, unless otherwise defined herein.

         B. Buyer and Seller each desire to further amend the Stock Purchase Agreement as hereinafter set forth.

         Now, Therefore, in consideration of the premises and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendments to Stock Purchase Agreement As of November 18, 1994, the Stock Purchase Agreement is hereby amended as follows:

                  1.1 Section 8(f) of the Stock Purchase Agreement is amended to add the following:

                  Notwithstanding any other provision contained in this Agreement, if Buyer does not maintain the insurance coverage in the name of the Company in place on November 17, 1994, for any reason other than as provided herein, Seller shall only indemnify Buyer for those amounts exceeding the amounts covered by the Company's insurance policies in place on November 17, 1994, and for losses suffered by the Company to the extent of the amounts of insurance provided by the Buyer for the Company on which the insurance carrier has denied coverage for the claim for reasons other than that the aggregate amount of coverage has been reached under Buyer's master and umbrella policies listing the Company as an insured.

         2. Miscellaneous Except as amended above, the Stock Purchase Agreement as amended by the Amendment shall remain in full force and effect. This Second Amendment shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns. This Second Amendment may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

         3. Governing Law This Second Amendment shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision on rule (whether the State of Florida or any other jurisdiction) that would cause the application of the laws of the jurisdiction other than the State of Florida.

         In Witness Whereof, the parties have caused this Second Amendment to be executed and delivered as of the date first above written.

                                                 BUYER:

                                                 Continental Homes Holding Corp.
                                                 a Delaware corporation

                                              By: /s/ Kathleen R. Wade
                                                 -------------------------------

                                                 SELLER:

                                                 /s/ Herbert Heftler, Trustee
                                                 -------------------------------
                                                 U/D/T July 8, 1987

                                                 /s/ Monica A. Heftler
                                                 -------------------------------
                                                 /s/ Roger Heftler
                                                 -------------------------------
                                                 /s/ Joel B. Kovin
                                                 -------------------------------
                                                 /s/ Thomas Iglesias
                                                 -------------------------------
                                                 /s/ Jack Shell
                                                 -------------------------------
                                                 /s/ Candace Sharpsteen
                                                 -------------------------------